Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Arcus Biosciences, Inc. for the registration of 11,613,029 shares of its common stock and to the incorporation by reference therein of our reports dated February 23, 2022, with respect to the consolidated financial statements of Arcus Biosciences, Inc., and the effectiveness of internal control over financial reporting of Arcus Biosciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

October 11, 2022